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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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                             Citizens Holding Company
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                (Name of Registrant As Specified In Its Charter)

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                   [LETTERHEAD OF CITIZENS HOLDING COMPANY]


                                 April 10, 2001


Dear Fellow Shareholders:


By this time, you should have received our proxy statement for this year's Annual Meeting on May 1, 2001 which contains, among other things, a proposal from one of our shareholders, Dr. Russell Howerton, in which he essentially recommends that the Company be sold. You may have also recently received a letter from Dr. Howerton explaining his proposal and soliciting your support for it. Because this is a very important issue affecting all of us shareholders, I am writing to you now so that you will know all of the facts prior to the meeting.

First, I want to correct the misleading impression in the last paragraph of Dr. Howerton's letter that the Company, without reason, resisted putting his proposal and supporting statement in the proxy statement. To the contrary, the Company advised the Securities and Exchange Commission ("SEC") that it intended to omit the proposal and supporting statement from the proxy statement because the Company believed the supporting statement was misleading. The SEC responded that "there appears to be some basis for your view that portions of the supporting statement may be materially false and misleading" and required Dr. Howerton to revise his supporting statement so that it was not misleading. The SEC advised the Company that it could exclude the proposal if Dr. Howerton did not revise the supporting statement to exclude the misleading statements. Dr. Howerton revised the supporting statement in response to the SEC's comments and that revised supporting statement was included in the proxy statement.

Second, Dr. Howerton implies that there were delays in 1998 and 1999, either by management's intention or neglect, in "seeking public trading" of the Company's shares. That was simply not the case. Listing a company's stock on the American Stock Exchange is not an overnight process and the process took longer than the Company originally expected. In the second half of 1998, small cap bank stocks began a decline from which they are only just now beginning to recover.
Although those are not ideal market conditions to test the long-term value and attractiveness of the Company's stock or any other community bank, management deemed it necessary to move ahead with efforts to improve the marketability of the Company's stock and in late 1999 listed its shares on the American Stock Exchange. It is impossible to know when market cycles will end, but in any case, the development of better stock performance, in terms of both price and liquidity, is not an overnight proposition. Even in the best of markets, that is a long term process. Management is fully aware that stock performance is important to all of us shareholders. We have been and remain committed to doing everything in our power to foster the best possible stock performance under whatever conditions the markets offer us.

It is informative to compare the Company to some of our competitor community banks in Mississippi. The table below is based on market values at closing of the stock market on March 31, 2001.
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

                                                  Pricing Multiples         Financial Performance
                                                 Price (3/31/01) to      for 12 months ended 12/31/00
                                                 ------------------      ----------------------------
                                                                            Return on    Return on
Company Name                                          Book Value              Assets       Equity
------------                                          ----------            ---------    ----------
CITIZENS HOLDING COMPANY                                 124%                  1.48%       13.60%
Britton & Koontz Capital Corporation                     111%                  0.98%       10.70%
First M&F Corporation                                     92%                  0.70%        7.70%
NBC Capital Corporation                                  134%                  1.43%       11.74%
Peoples Financial Corporation                            135%                  0.82%        5.93%
Peoples Holding Company                                   92%                  0.94%        9.41%
AVERAGE EXCLUDING CITIZENS                               113%                  0.97%        9.10%

It is certainly true that the market has not been kind recently to our stock and those of most other community banks. The table shows, however, that the Company's current valuation is in line with our peers and, for the most part, our superior financial performance is being acknowledged.

Third, Dr. Howerton's letter implies that certain members of the Company's board of directors purposely suppressed a public market for the Company's stock as a means to accumulate shares at artificially low prices for personal benefit. To the contrary, the board declared a five for one stock split in 1991, a 5% stock dividend in 1996, a five for one stock split in 1999 and increased dividends per share from 1991 to present. The board took these actions because it felt these actions would increase the marketability of the Company's stock over the long term. Moreover, any implication that the board purposely suppressed a public market for the Company's stock is simply not true. Trading in the Company's stock prior to the date on which it was listed on the American Stock Exchange was in privately negotiated transactions between willing buyers and sellers. Such sales were not unique. The majority of banks in Mississippi are not public companies and their stock is sold in privately negotiated transactions rather than in the public market.

Fourth, Dr. Howerton states that the issue of management succession poses great risk to the Company and its shareholders. The board is well aware of the need to procure all of the resources, including management talent, to insure that the Company remains viable and competitive. Although management succession is important to the Company, all banks, and all corporate entities, banks are rarely unable to attract the talent necessary to maintain their operations. The Company has a great management team, with a depth of talent and experience. The fact that the board has not officially named my successor does not indicate that the board is not properly responding to this important issue.

Fifth, Dr. Howerton speculates that adopting his proposal, which in effect places a for sale sign on the Company, will not negatively impact the Company's ability to retain and attract employees and customers. I can tell you that in my opinion he is wrong on both of these issues. We are in a competitive market place for employees and customers. Dr. Howerton's proposal, which is now common knowledge in the community, has already created concern among employees and customers. I believe that adoption of the proposal will only make it more difficult to keep and attract both employees and customers.

Lastly, Dr. Howerton's letter implies that management and the board are oblivious to a sale of the Company as an alternative to realizing shareholder value. He argues that, because we have not actively marketed the Company for sale through a third party broker, the board is not adequately aware of the potential value resulting from such a sale. The Company has not been sold which reflects the board's judgment that our current strategy as an independent bank can generate more value to shareholders than selling the Company to another institution.

I URGE YOU TO VOTE AGAINST DR. HOWERTON'S PROPOSAL. If you have already voted against the proposal and returned your proxy, you need not do anything further. If you want to vote against the proposal but have not yet voted, take the time to complete your proxy and drop it in the mail. If you voted in favor of the proposal and want to change your vote, call me at 601-656-4692 and I will send you another proxy so that you can vote against the proposal. The later dated proxy will invalidate your previous proxy.

If you have any questions on these issues prior to our shareholders meeting, please do not hesitate to call me. Otherwise, I look forward to seeing you on May 1.

                              Sincerely,

                              /s/ Steve Webb

                              Steve Webb,
                              Chairman, President and Chief Executive Officer